Daktronics, Inc. Announces Third Quarter Fiscal 2016 Results

Brookings, S.D. – February 23, 2016 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2016 third quarter net sales of $123.8 million, an operating loss of $5.5 million, and a net loss of $2.0 million, or $(0.04) per diluted share, compared to net sales of $118.1 million, an operating loss of $1.6 million, and net income of $0.6 million, or $0.01 per diluted share, for the third quarter of fiscal 2015.  Fiscal 2016 third quarter orders were $116.9 million, compared to $125.7 million for the third quarter of fiscal 2015. Backlog at the end of the fiscal 2016 third quarter was $176.3 million, compared with a backlog of $150.2 million a year earlier and $184.2 million at the end of the second quarter of fiscal 2016.

Net sales, operating income, net income, and earnings per share for the nine months ended January 30, 2016, were $431.7 million, $6.2 million, $5.0 million, and $0.11 per diluted share, respectively. This compares to $457.9 million, $24.3 million, $17.0 million, and $0.39 per diluted share, respectively, for the same period in fiscal 2015. Fiscal 2016 is a 52-week year, and fiscal 2015 was a 53-week year. The extra week of fiscal 2015 fell within the first quarter, resulting in a 39-week versus a 40-week year-to-date comparison.

Free cash flow, defined as cash provided from or used in operating activities less capital expenditures, was a negative $11.1 million for the first nine months of fiscal 2016, as compared to a positive free cash flow of $16.0 million for the same period of fiscal 2015. Net investment in property and equipment was $13.3 million for the first nine months of fiscal 2016, as compared to $11.3 million for the first nine months of fiscal 2015. Cash and marketable securities at the end of the third quarter of fiscal 2016 were $56.3 million, which compares to $68.2 million at the end of the third quarter of fiscal 2015 and $83.1 million at the end of fiscal 2015.

Orders for the third quarter of fiscal 2016 decreased 7.0 percent as compared to the third quarter of fiscal 2015. Orders declined primarily due to lower orders in the billboard segment of the Commercial business unit. Billboard segment orders historically are concentrated in a few national digital billboard customers, who have decreased spending during this year primarily due to changes in their capital allocation plans, the economy, and lengthened replacement cycles. Live Events business unit orders were down compared to last year due to order timing differences of large projects. Live Events significant orders included professional baseball systems for the Cleveland Indians, the Philadelphia Phillies, and the Texas Rangers; and sports systems for the University of Oklahoma, University of Mississippi, and Clemson University. High School Park and Recreation orders increased due to winning a number of sports video projects. The timing of awards of large projects and large account orders are difficult to predict, may not be repeatable, and are outside our control. This variation creates difficulty in comparability over the short-term.

Sales increased by 4.8 percent in the third quarter of fiscal 2016 as compared to the third quarter of fiscal 2015 due to a higher level of buildable backlog available coming into the quarter. Live Events sales increased most significantly due to the production of orders in backlog awaiting newly released product enhancements. Our sales were down in the Commercial billboard segment, consistent with the billboard order decline.

Gross profit percentage for the quarter declined as compared to last year primarily due to warranty charges, an increase in sales mix to larger projects with lower gross margin, and unabsorbed fixed costs due to lower production volumes as compared to other quarters. We adjusted our warranty accruals by approximately $2.3 million during the quarter and $5.6 million year to date, due to a continued product issue primarily affecting out-of-home applications. This higher than expected component failure is related to the mechanical attachment of the component to the circuit card and is concentrated on displays shipped prior to 2012. While we have estimated costs for probable failures, it is difficult to project future failure rates, and our estimates may change as time passes. Large projects sales accounted for approximately 18% of fiscal 2016 third quarter. We historically face stronger competition on large multi-million projects and generally these projects include an element of subcontracting which typically earns a lower margin. The third quarter is historically our lowest quarter for sales due to the holidays and seasonality of the sports business. These factors impact profitability as many of our costs are fixed and are difficult to reduce within a quarter.

Operating expenses increased by 3.5 percent primarily due to higher general and administrative expenses for information technology maintenance.

For the third quarter, an income tax benefit of $3.5 million was recorded for the quarter. This benefit resulted primarily from the reinstated research and development credit in the United States, which resulted in $2.0 million of tax benefit.

Free cash flow was negative for the first nine months of the year as purchases of property and equipment exceeded cash flow from operations. Cash outflow from operations was impacted by lower net income and due to normal fluctuations in working capital.

Reece Kurtenbach, chairman, president and chief executive officer stated, “Our third quarter is historically a lighter quarter for sales and profits due to the seasonality of our business in sports, impact of weather and outdoor construction cycles, and the decrease in production days available due to holidays in the quarter. While this year was no exception, we are disappointed in our financial performance. Sales increased over last year due to the orders we delayed production on from the second quarter. However, profitability dropped significantly due to sales mix and because of ongoing warranty charges. We have implemented countermeasures to reduce the overall financial impact of the warranty issue. We are addressing issues in the field by deploying preventative maintenance and/or repairing affected sites to optimize our customers’ experience. Further warranty costs could be incurred before fully resolved.”

Outlook

Kurtenbach added, “Our financial performance on a year to date basis is lower than expected but we see ways to improve in the future. Our order pipeline remains active in all markets. In the short-term however, it is unclear how the uncertainty in the global economy may affect the timing and size of projects. In the long-term, we remain optimistic about the growing digital marketplace. Our competitive advantages remain strong, but as with any growing market, this potential attracts additional competitors. To meet and exceed customer and market demands for long-term success, we believe solution development investments are critical. Our near-term efforts are focused on ultra-high definition, software integration, control systems, and a new generation of outdoor products. We will continue to develop these solutions using proven designs and leveraging the strength of our quality and reliability capabilities. Until the short-term order picture becomes clearer, we are focused on maintaining or reducing costs to improve profitability."

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (CST). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2015 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015

Net sales	$123,816	$118,123	$431,705	$457,856
Cost of goods sold	101,787	93,061	338,662	348,514
Gross profit	22,029	25,062	93,043	109,342

Operating expenses:
Selling expense	13,784	13,694	42,873	43,405
General and administrative	7,908	7,133	24,194	22,890
Product design and development	5,883	5,820	19,826	18,773
	27,575	26,647	86,893	85,068
Operating (loss) income	(5,546)	(1,585)	6,150	24,274

Nonoperating income (expense):
Interest income	230	250	794	825
Interest expense	(113)	(59)	(203)	(183)
Other (expense) income, net	7	179	(667)	(218)

(Loss) income before income taxes	(5,422)	(1,215)	6,074	24,698
Income tax (benefit) expense	(3,469)	(1,776)	1,083	7,655
Net (loss) income	$(1,953)	$561	$4,991	$17,043

Weighted average shares outstanding:
Basic	44,021	43,612	43,933	43,435
Diluted	44,021	43,991	44,357	44,204

Earnings per share:
Basic	$(0.04)	$0.01	$0.11	$0.39
Diluted	$(0.04)	$0.01	$0.11	$0.39

Cash dividend declared per share	$0.10	$0.10	$0.30	$0.30

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Daktronics Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	January 30, 2016	May 2, 2015
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$31,871	$57,780
Marketable securities	24,471	25,346
Accounts receivable, net	73,430	80,857
Inventories, net	68,713	64,389
Costs and estimated earnings in excess of billings	30,815	35,068
Current maturities of long-term receivables	3,703	3,784
Prepaid expenses and other assets	5,812	6,663
Deferred income taxes	10,569	10,640
Income tax receivables	10,419	5,543
Total current assets	259,803	290,070

Long-term receivables, less current maturities	5,023	6,090
Goodwill	5,316	5,269
Intangibles, net	1,681	1,824
Investment in affiliates and other assets	2,186	2,680
Deferred income taxes	751	702
	14,957	16,565
PROPERTY AND EQUIPMENT:
Land	2,138	2,147
Buildings	65,155	64,186
Machinery and equipment	86,104	80,664
Office furniture and equipment	15,840	15,823
Computer software and hardware	53,784	51,083
Equipment held for rental	803	803
Demonstration equipment	7,502	7,299
Transportation equipment	6,483	6,012
	237,809	228,017
Less accumulated depreciation	164,431	155,173
	73,378	72,844
TOTAL ASSETS	$348,138	$379,479

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Daktronics Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	January 30, 2016	May 2, 2015
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	37,903	52,747
Accrued expenses	23,967	26,063
Warranty obligations	14,171	11,838
Billings in excess of costs and estimated earnings	13,120	23,797
Customer deposits (billed or collected)	15,645	16,828
Deferred revenue (billed or collected)	10,145	9,524
Current portion of other long-term obligations	469	587
Income taxes payable	84	636
Total current liabilities	115,504	142,020

Long-term warranty obligations	14,929	14,643
Long-term deferred revenue (billed or collected)	4,464	3,914
Other long-term obligations, less current maturities	2,443	3,190
Long-term income tax payable	2,986	2,734
Deferred income taxes	1,841	939
Total long-term liabilities	26,663	25,420
TOTAL LIABILITIES	142,167	167,440

SHAREHOLDERS' EQUITY:
Common stock	50,498	48,960
Additional paid-in capital	34,637	32,693
Retained earnings	124,604	132,771
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(3,759)	(2,376)
TOTAL SHAREHOLDERS' EQUITY	205,971	212,039
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$348,138	$379,479

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Daktronics Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine Months Ended
	January 30, 2016	January 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,991	$17,043
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	12,381	11,056
Amortization	104	169
Amortization of premium/discount on marketable securities	77	132
Gain on sale of property, equipment and other assets	(50)	(1,192)
Share-based compensation	2,244	2,341
Gain on sale of equity investee	(119)	—
Excess tax benefits from share-based compensation	(4)	(35)
Provision for doubtful accounts	(110)	(295)
Deferred income taxes, net	860	353
Change in operating assets and liabilities	(18,181)	(2,255)
Net cash provided by operating activities	2,193	27,317

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13,389)	(15,328)
Proceeds from sale of property, equipment and other assets	111	4,011
Purchases of marketable securities	(18,273)	(10,647)
Proceeds from sales or maturities of marketable securities	19,069	10,256
Acquisitions, net of cash acquired	(2,183)	(6,223)
Proceeds from sale of equity method investment	377	—
Net cash used in investing activities	(14,288)	(17,931)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(33)	(42)
Proceeds from exercise of stock options	610	2,424
Excess tax benefits from share-based compensation	4	35
Principal payments on long-term obligations	(15)	(1,185)
Dividends paid	(13,158)	(13,016)
Net cash used in financing activities	(12,592)	(11,784)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(920)	(905)
NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(25,607)	(3,303)

CASH AND CASH EQUIVALENTS:
Beginning of period	57,284	45,054
End of period	$31,677	$41,751

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Daktronics Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Nine Months Ended
	January 30, 2016	January 31, 2015	Dollar Change	Percent Change	January 30, 2016	January 31, 2015	Dollar Change	Percent Change
Net Sales:
Commercial	$29,385	$37,762	$(8,377)	(22.2)%	$112,661	$121,472	$(8,811)	(7.3)%
Live Events	51,067	33,496	$17,571	52.5%	149,750	171,811	$(22,061)	(12.8)%
High School Park and Recreation	10,940	10,771	$169	1.6%	54,152	55,125	$(973)	(1.8)%
Transportation	11,698	9,479	$2,219	23.4%	38,759	34,807	$3,952	11.4%
International	20,726	26,615	$(5,889)	(22.1)%	76,383	74,641	$1,742	2.3%
	$123,816	$118,123	$5,693	4.8%	$431,705	$457,856	$(26,151)	(5.7)%
Orders:
Commercial	$29,922	$39,327	$(9,405)	(23.9)%	$95,082	$125,603	$(30,521)	(24.3)%
Live Events	43,075	46,158	$(3,083)	(6.7)%	168,082	149,579	$18,503	12.4%
High School Park and Recreation	15,131	11,480	$3,651	31.8%	55,560	54,694	$866	1.6%
Transportation	12,401	13,522	$(1,121)	(8.3)%	42,735	36,985	$5,750	15.5%
International	16,368	15,226	$1,142	7.5%	56,105	68,633	$(12,528)	(18.3)%
	$116,897	$125,713	$(8,816)	(7.0)%	$417,564	$435,494	$(17,930)	(4.1)%

Reconciliation of Free Cash Flow (in thousands) (unaudited)

	Nine Months Ended
	January 30, 2016	January 31, 2015
Net cash provided by operating activities	$2,193	$27,317
Purchases of property and equipment	(13,389)	(15,328)
Proceeds from sales of property and equipment	111	4,011
Free cash flow	$(11,085)	$16,000

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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